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                                                                   EXHIBIT 99.01


                       FEDERAL HOME LOAN BANK OF NEW YORK
                     CORPORATE GOVERNANCE COMMITTEE CHARTER
               APPROVED BY THE BOARD OF DIRECTORS ON JUNE 16, 2005
                          EFFECTIVE AS OF JULY 1, 2005

A. PURPOSE

The purpose of the Corporate Governance Committee ("Committee") of the Board of Directors ("Board") of the Federal Home Loan Bank of New York ("Bank") is to:
(1) make recommendations to the Board or the Board's Executive Committee, as the case may be, regarding the membership and/or structure of Board committees; (2) make recommendations to the Board regarding the filling of vacant elective Directorships; (3) oversee, through the Chair of the Committee, the process for the annual review of the Board's performance; (4) develop and recommend to the Board a set of formal Corporate Governance Guidelines applicable to the Bank;
(5) oversee Director orientation and education programs and (through the disinterested members of the Committee) the annual Director election process; and (6) review and make recommendations to the Board regarding the Bank's Director Compensation Policy, all in compliance with applicable laws, rules and regulations, including the applicable rules of the Federal Housing Finance Board (collectively, the "Applicable Rules"). The Committee is committed to adopt, to the extent possible, the best practices that pertain to corporate governance committees of public companies and which are relevant to the Bank.

B. CHARTER

The scope of the Committee's responsibilities and how it carries out those responsibilities shall be set forth in this charter ("Charter"), which has been adopted and approved by the Board and may be amended by the Board from time to time. The Committee shall review and reassess the adequacy of the Charter and make any recommendations to the Board relating to the foregoing on an annual basis.

C. MEMBERSHIP

The Committee shall consist of at least five directors, all of whom must be independent, as determined in accordance with the Applicable Rules that pertain to the Audit Committee of the Bank.

The Board's Executive Committee shall appoint the members of the Committee, and one Committee member shall be designated by the Executive Committee as the Chair. The Executive Committee may remove any member of the Committee in its discretion at any time.

D. MEETINGS

The Committee shall meet at least annually and at such other times and through such methods as determined by the Chair of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee Chair will report the results of Committee meetings to the Board.


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E. RESPONSIBILITIES

The Committee shall:

     1. Make recommendations to the Board or the Executive Committee, as the case may be, regarding the membership and/or the structure of the Board's Committees.

     2. Make recommendations to the Board regarding the filling of vacant elective Directorships.

     3. Oversee, through the Committee Chair, the process for the annual assessment of Board performance.

     4. Develop and recommend to the Board a set of specific Corporate Governance Guidelines; further, the Committee shall annually review and reassess the adequacy of such Guidelines and recommend any proposed changes to the Board for approval.

     5. Monitor and direct management as may be necessary regarding (i) the orientation program for new Directors and (ii) continuing education programs provided to Directors.

     6. Oversee, through the disinterested members of the Committee, the Bank's annual election of Directors, and monitor and direct management's performance of ministerial and administrative functions pertaining to the elections process.

     7. Review and assess annually the Bank's Director Compensation Policy and recommend any proposed changes to the Board for approval.

     8. Review and assess Committee performance annually and report to the Board on the results of such review.

     9. Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

F. AUTHORITIES

The Committee shall have the authority to:

     1.   Have full access, at its discretion, to any employee of the Bank.

     2. Engage independent counsel and other advisers as it determines necessary to carry out its duties, at the expense of the Bank.

     3. Establish, as necessary, other rules and/or operating procedures in order to fulfill its obligations under this Charter and the Applicable Rules.

     4.   Form, and delegate authority to, subcommittees when appropriate.


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